Exhibit 99.1

Media Contact Steve Galpin, Jr. +1 908 298 7415	Schering-Plough 2000 Galloping Hill Road Kenilworth, NJ 07033 USA www.schering-plough.com

Investor Contacts
Janet Barth
Joe Romanelli
+1 908 298 7436
news release
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2009 THIRD QUARTER
Focus and Execution on Core Strategies Drive Solid Performance;
3 of ‘5 Stars’ in Product Pipeline Launched in Major Markets
KENILWORTH, N.J., Oct. 22, 2009 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2009 third quarter.
          “This quarter we delivered operational top-line growth, reconciled bottom-line growth and major pipeline successes. We powered through – even in the face of tough global economic and currency headwinds,” said Fred Hassan, chairman and CEO “As we near the anticipated close of our combination with Merck, we are proud of how our colleagues continue to drive Schering-Plough’s strong performance.”
          He added, “Our people are focused and executing well on our core strategies. We continue to improve efficiencies and reduce costs through our Productivity Transformation Program (PTP). And, importantly, we are delivering our robust product pipeline.”
          Hassan pointed to several recent examples:
•	EU approval and launch in October of SIMPONI (golimumab), the first and only once-monthly, subcutaneous treatment for several inflammatory diseases;

•	U.S. launch in October of SAPHRIS (asenapine) sublingual tablets for acute schizophrenia and bipolar I disorder;

•	New product launches in Japan, the world’s second largest pharmaceutical market, including ASMANEX (mometasone furoate) for asthma and REMERON (mirtazapine) for major depressive disorder, both in September. These bring to eight the number of new product launches in Japan since the beginning of 2007.
          For the 2009 third quarter, Schering-Plough reported net income available to common shareholders of $477 million or 29 cents per common share on a GAAP basis. Earnings per common share for the 2009 third quarter would have been 40 cents on net income of $670 million on a reconciled basis, which excludes purchase accounting adjustments related to the 2007 acquisition of Organon BioSciences NV (OBS) and special, merger- and acquisition-related items. For the 2008 third quarter,

Schering-Plough reported net income available to common shareholders of $576 million or 35 cents per common share on a GAAP basis and earnings of 39 cents per common share on a reconciled basis. GAAP earnings in the 2008 period benefited from a $160 million pre-tax gain on divestitures of certain animal health products related to the OBS acquisition.
          GAAP net sales for the 2009 third quarter totaled $4.5 billion, down 2 percent as compared to the third quarter of 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 6 percent during the quarter.
          “Our prescription pharmaceutical business performed particularly well in this past quarter,” said Hassan. Six of the company’s 10 largest-selling prescription products posted higher sales, even with the unfavorable impact of foreign exchange. “Now, six years into our Action Agenda, we have transformed our entire company while building a powerful R&D engine,” he added.
          At Schering-Plough’s R&D Update meeting in November 2008, the company highlighted “Five Stars” in its late-stage pipeline: a thrombin receptor antagonist (TRA), in Phase III for atherothrombosis; SIMPONI; SAPHRIS; boceprevir, a protease inhibitor in Phase III for hepatitis C; and BRIDION (sugammadex), an innovative agent for use in anesthesiology. With the recent approvals of SIMPONI and SAPHRIS, three of those Five Stars – SIMPONI, SAPHRIS and BRIDION — have been launched in major markets.
          Since the November 2008 meeting, the company has submitted regulatory filings for three new entities: corifollitropin alfa, a sustained follicle stimulant for controlled ovarian stimulation, filed in the EU; mometasone furoate/formoterol, a combination asthma therapy, filed in the U.S. and EU; and nomegestrol acetate/17b-estradiol, a combined oral contraceptive, filed in the EU.
          Regarding the planned merger with Merck announced on March 9, 2009, the company noted that pre-integration planning teams at both Schering-Plough and Merck have been meeting collaboratively to plan for a smooth and effective integration. The merger is expected to close in the fourth quarter of 2009. Until the merger closes, both companies will continue to operate independently.
Third Quarter 2009 Results
For the 2009 third quarter, Schering-Plough reported net income available to common shareholders of $477 million or 29 cents per common share on a GAAP basis. Earnings per common share for the 2009 third quarter would have been 40 cents on net income of $670 million on a reconciled basis, which excludes purchase accounting adjustments related to the OBS acquisition and special, merger- and acquisition-related items. For the 2008 third quarter, Schering-Plough reported net income available to common shareholders of $576 million or 35 cents per common share on a GAAP basis and earnings of 39 cents per common share on a reconciled basis. GAAP earnings in the 2008 period benefited from a $160 million pre-tax gain on divestitures of certain animal health products related to the OBS acquisition.

          GAAP net sales for the 2009 third quarter totaled $4.5 billion, down 2 percent as compared to the third quarter of 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 6 percent during the quarter.
          Net sales of the cholesterol franchise, which include sales of the cholesterol joint venture plus sales recorded by Schering-Plough in non-joint venture territories (such as Japan and Latin America), declined 5 percent in the third quarter of 2009 to $1.1 billion, reflecting a 2 percent operational decrease and a 3 percent unfavorable impact from foreign exchange. Sales declined 10 percent in the U.S. In international markets, sales increased 3 percent, reflecting operational growth of 10 percent and a 7 percent unfavorable impact from foreign exchange. ZETIA in Japan, sold under a co-marketing agreement with Bayer, contributed $47 million to cholesterol franchise sales in the 2009 period.
          Sales of Prescription Pharmaceuticals for the 2009 third quarter totaled $3.5 billion, reflecting operational growth of 6 percent offset by a 6 percent unfavorable impact from foreign exchange.
          Sales of REMICADE increased 8 percent (18 percent operational growth offset by 10 percent unfavorable foreign exchange impact) to $608 million in the third quarter of 2009 due primarily to continued market growth. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the U.S. (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis. In addition, SIMPONI, a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in Canada and Germany; launches in other international markets are ongoing or planned.
          Sales of TEMODAR, a treatment for certain types of brain tumors, increased 2 percent (7 percent operational growth offset by 5 percent unfavorable foreign exchange impact) to $278 million, with higher sales in all regions, excluding foreign exchange.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, increased 3 percent to $266 million in the 2009 third quarter (7 percent operational growth offset by 4 percent unfavorable foreign exchange impact) as compared to $258 million in the third quarter of 2008. Operational sales increased in both the U.S. and internationally as compared to the 2008 period.
          Sales of PEGINTRON for hepatitis C decreased 16 percent to $198 million in the 2009 third quarter (14 percent operational decrease and 2 percent unfavorable foreign exchange impact), with lower sales in both the U.S. and internationally.
          In women’s health care, sales of NUVARING, a contraceptive product, in the third quarter of 2009 increased 11 percent (15 percent operational growth offset by 4 percent unfavorable foreign exchange impact) to $131 million as compared to $118 million in the third quarter of 2008, with higher sales in all regions when excluding foreign exchange. Sales of FOLLISTIM/PUREGON, a fertility treatment, decreased 14 percent (10 percent operational decrease and 4 percent unfavorable foreign exchange impact) to $122 million as compared to the third quarter of 2008, primarily reflecting lower demand for fertility treatments.

          Global sales of CLARINEX, a nonsedating antihistamine, were $164 million, a decrease of 7 percent (1 percent operational decrease and 6 percent unfavorable foreign exchange impact) as compared to the third quarter of 2008.
          Sales of CLARITIN in the prescription business were $95 million, a 9 percent increase (13 percent operational growth offset by 4 percent unfavorable foreign exchange impact) compared to sales of $87 million in the third quarter of 2008.
          Animal Health sales totaled $669 million in the 2009 third quarter, a 12 percent decrease as compared to $759 million in the third quarter of 2008 (5 percent operational decrease and 7 percent unfavorable foreign exchange impact). The sales decline was primarily due to the overall economic environment, difficult comparisons against the 2008 launch of bluetongue vaccine as well as back orders on certain products due primarily to the ongoing integration of Animal Health manufacturing practices and quality standards.
          Consumer Health Care sales were $282 million in the 2009 third quarter, roughly in line with the 2008 period. Higher sales of MIRALAX and other OTC products were offset by lower sales of OTC CLARITIN, sun care and foot care products.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and special items, and totaled 61.8 percent for the 2009 third quarter as compared to 62.0 percent in the 2008 period. On a reconciled basis, the gross margin percentage decreased to 65.9 percent for the third quarter of 2009 as compared to 66.9 percent for the third quarter of 2008, primarily due to the unfavorable impact from foreign exchange, partially offset by favorable product mix and manufacturing cost savings.
          SG&A expenses were $1.5 billion in the third quarter of 2009, a 9 percent decrease versus the third quarter of 2008 (5 percent operational decrease and 4 percent favorable foreign exchange impact) primarily due to the impact of foreign exchange and the company’s Productivity Transformation Program.
          Research and development spending for the 2009 third quarter totaled $913 million, a 2 percent increase (4 percent operational increase and 2 percent favorable foreign exchange impact), related to higher spending for clinical trials and related activities, partially offset by the impact of foreign exchange.

Recent Developments
In addition to the regulatory and pipeline advances discussed above, the company also offered the following summary of recent significant developments that have previously been announced, including:
•	Announced FDA acceptance of a filing for a New Drug Application (NDA) for DULERA, a fixed-dose combination of mometasone furoate and formoterol fumarate, for the maintenance treatment of asthma in patients 12 years of age and older. (Announced July 22)

•	Reported a proposed settlement, subject to Court approval, to resolve litigation seeking to enjoin the planned merger with Merck & Co., Inc., and other forms of relief. The consolidated class action lawsuits were filed in U.S. District Court for the District of New Jersey. (Announced July 24)

•	Announced that SAPHRIS sublingual tablets met the primary endpoint over one year of treatment in an extension study in patients with predominant, persistent negative symptoms of schizophrenia. (Announced July 24)

•	With sanofi-aventis and Merck & Co., Inc., announced that the companies have signed a definitive agreement under which Merck will sell its 50 percent interest in the companies’ animal health joint venture, Merial Limited, to sanofi-aventis. (Announced July 30)

•	With Merck and the companies’ cholesterol joint venture, Merck/Schering-Plough Pharmaceuticals, announced agreements to resolve civil class action litigation relating to the purchase or use of VYTORIN and ZETIA. (Announced Aug. 5)

•	Announced results of a special shareholders meeting regarding the proposed merger with Merck. More than 99 percent of votes cast voted to approve the merger agreement, with more than 78 percent of common shares voting. (Announced Aug. 7)

•	Reached agreement with Orchid Chemicals & Pharmaceuticals Ltd. and Orgenus Pharma, Inc., related to certain generic formulations of CLARINEX (desloratadine). The agreement marks the end of all pending litigations filed and consolidated since 2006 in the U.S. District Court for the District of New Jersey against several generic drug manufacturing companies involving generic solid oral dosage forms of desloratadine. (Announced Aug. 11)

•	Gained U.S. approval for SAPHRIS sublingual tablets for acute treatment of schizophrenia in adults and acute treatment of manic or mixed episodes associated with bipolar I disorder. (Announced Aug. 14)

•	Reported the European Medicines Agency’s acceptance for review of two applications: for a fixed-dose combination of mometasone furoate and formoterol fumarate for the maintenance treatment of asthma, and nomegestrol acetate/estradiol, a combined oral contraceptive. (Announced Aug. 26)

•	With Merck, announced that as part of the pending merger the following three Schering-Plough Board members are expected to remain on the Board of the newly combined company upon completion of the merger: C. Robert Kidder, Patricia F. Russo and Craig B. Thompson, M.D. (Announced Sept. 3)

•	Reported final results of a SAPHRIS long-term schizophrenia relapse prevention clinical study, showing that time to relapse or impending relapse, the primary efficacy endpoint, was significantly longer with SAPHRIS than with placebo. (Announced Sept. 14)

•	Reported long-term data with vicriviroc, an investigational CCR5 receptor antagonist, from an ongoing, open-label extension of the Phase II VICTOR-E1 study in treatment-experienced HIV-infected patients. (Announced Sept. 14)

•	Reported the recommended approval by the FDA’s Oncologic Drugs Advisory Committee by a vote of six to four for PEGINTRON in the adjuvant treatment of patients with Stage III malignant melanoma. (Announced Oct. 5)

•	With Centocor Ortho Biotech Inc., reported the European Commission approval of SIMPONI as a once-monthly, subcutaneous therapy for the treatment of moderate-to-severe, active rheumatoid arthritis, active and progressive psoriatic arthritis and severe, active ankylosing spondylitis. (Announced Oct. 6)

•	Nobilon, Schering-Plough’s human vaccine business unit, initiated a clinical Proof of Concept trial with a new intranasal Live Attenuated Influenza Vaccine (LAIV) for annual seasonal use. (Announced Oct. 13)

•	Reported new long-term data from two pivotal, Phase III clinical trials showing that patients with active rheumatoid arthritis receiving SIMPONI every four weeks achieved sustained improvements in signs and symptoms and physical function response through one year. (Announced Oct. 19)
Third Quarter 2009 Conference Call and Webcast
Schering-Plough will conduct a conference call today at approximately 7:15 a.m. (EDT) to review results for the 2009 third quarter. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID # 33373738. A replay of the call will be available beginning later on Oct. 22 through 5 p.m. on Thursday, Oct. 29. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #33373738. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on October 22 through 5 p.m. on November 2.
DISCLOSURE NOTICE:
The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Oct. 22, 2009, beginning at 7:15 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events.

You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; the potential of products and trending in therapeutic markets, including the cholesterol market; and statements about the timing and potential benefits of the proposed merger between Merck and Schering-Plough and other statements that are not historical facts. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement.
          A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; media and societal reaction to such developments; and the ability of Schering-Plough and Merck to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the Company’s second quarter 2009 10-Q, filed July 24, 2009.
          Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription, animal health and consumer health care products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the third quarter ended September 30 (unaudited):
(Amounts in millions, except per share figures)

	Third Quarter		Nine Months
	2009	2008	2009	2008
Net sales	$4,499	$4,576	$13,539	$14,154
Cost of sales 1/	1,719	1,737	4,738	5,782
Selling, general and administrative	1,511	1,660	4,629	5,208
Research and development	913	893	2,580	2,679
Other expense/(income), net 2/	102	(39)	297	189
Special, merger and acquisition-related charges 3/	29	101	133	218
Equity income 4/	(387)	(434)	(1,157)	(1,444)

Income before income taxes	612	658	2,319	1,522
Income tax expense	97	44	328	133

Net income	$515	$614	$1,991	$1,389

Preferred stock dividends	38	38	113	113

Net income available to common shareholders	$477	$576	$1,878	$1,276

Diluted earnings per common share	$0.29	$0.35	$1.13	$0.78

Average shares outstanding — common and participating — diluted	1,667	1,636	1,658	1,635

Note: The Company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Cost of sales for the three months ended September 30, 2009 and 2008 include purchase accounting adjustments of $138 million and $221 million, respectively. For the nine months ended September 30, 2009 and 2008, cost of sales includes purchase accounting adjustments and special items of $394 million and $1.3 billion, respectively. Special items included in cost of sales of $48 million and $55 million for the three and nine months ended September 30, 2009, relates to the closure of certain global supply chain operations.

2/	For the three and nine months ended September 30, 2008, Other expense/(income), net includes $160 million of gain on sale of certain divested animal health products associated with the OBS acquisition.

3/	Special, merger and acquisition-related charges relate to the Productivity Transformation Program (PTP) and costs incurred related to the proposed merger with Merck. For the three months ended September 30, 2009 and 2008 these charges were $29 million ($24 million for severance costs and $5 million for merger costs) and $101 million ($93 million for severance costs and $8 million for integration-related costs), respectively. For the nine months ended September 30, 2009 and 2008 these charges were $133 million ($98 million for severance costs and $35 million for merger costs) and $218 million ($178 million for severance costs and $40 million for integration-related costs), respectively.

4/	Included in Equity income for the three and nine months ended September 30, 2008 were $19 million and $83 million, respectively, of income related to the termination of a respiratory joint venture with Merck.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special, merger and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special merger and acquisition-related items and other specified items have been excluded from Net income available to common shareholders and Diluted earnings per common share as management of Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and Diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended September 30, 2009
	(unaudited)
			Special,
			Merger and
		Purchase	Acquisition-		Other	As
	As	Accounting	Related		Specified	Reconciled
	Reported	Adjustments	Items		Items	(1)

Net sales	$4,499	$—	$—		$—	$4,499
Cost of sales	1,719	(138)	(48	)(2)	—	1,533
Selling, general and administrative	1,511	(1)	—		—	1,510
Research and development	913	(4)	—		—	909
Other expense/(income), net	102	—	—		—	102
Special, merger and acquisition-related charges	29	—	(29)		—	—
Equity income	(387)	—	—		—	(387)

Income before income taxes	612	143	77		—	832
Income tax expense/(benefit)	97	(22)	(5)		—	124

Net income	$515	$121	$72		$—	$708

Preferred stock dividends	38	—	—		—	38

Net income available to common shareholders	$477	$121	$72		$—	$670

Diluted earnings per common share	$0.29					$0.40

Average shares outstanding common and participating — diluted	1,667					1,667

(1)	“As Reconciled” to exclude purchase accounting adjustments, special, merger and acquisition-related items and other specified items.
(2)	Relates to the closure of certain global supply chain operations.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Three months ended September 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,576	$—	$—	$—	$4,576
Cost of sales	1,737	(221)	—	—	1,516
Selling, general and administrative	1,660	(1)	—	—	1,659
Research and development	893	(3)	—	—	890
Other expense/(income), net	(39)	—	—	160	121
Special and acquisition-related charges	101	—	(101)	—	—
Equity income	(434)	—	—	19	(415)

Income before income taxes	658	225	101	(179)	805
Income tax expense/(benefit)	44	(79)	(16)	11	128

Net income	$614	$146	$85	$(168)	$677

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$576	$146	$85	$(168)	$639

Diluted earnings per common share	$0.35				$0.39

Average shares outstanding common and participating — diluted	1,636				1,636

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Nine months ended September 30, 2009
	(unaudited)
			Special,
			Merger and
		Purchase	Acquisition-		Other	As
	As	Accounting	Related		Specified	Reconciled
	Reported	Adjustments	Items		Items	(1)

Net sales	$13,539	$—	$—		$—	$13,539
Cost of sales	4,738	(394)	(55	)(2)	—	4,289
Selling, general and administrative	4,629	(4)	—		—	4,625
Research and development	2,580	(9)	(2)		—	2,569
Other expense/(income), net	297	—	—		—	297
Special, merger and acquisition-related charges	133	—	(133)		—	—
Equity income	(1,157)	—	—		—	(1,157)

Income before income taxes	2,319	407	190		—	2,916
Income tax expense/(benefit)	328	(81)	(18)		—	427

Net income	$1,991	$326	$172		$—	$2,489

Preferred stock dividends	113	—	—		—	113

Net income available to common shareholders	$1,878	$326	$172		$—	$2,376

Diluted earnings per common share	$1.13					$1.43

Average shares outstanding common and participating — diluted	1,658					1,658

(1)	“As Reconciled” to exclude purchase accounting adjustments, special, merger and acquisition-related items and other specified items.
(2)	Relates to the closure of certain global supply chain operations.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Nine months ended September 30, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$14,154	$—	$—	$—	$14,154
Cost of sales	5,782	(1,264)	—	—	4,518
Selling, general and administrative	5,208	(3)	—	—	5,205
Research and development	2,679	(7)	—	—	2,672
Other expense/(income), net	189	—	—	177	366
Special and acquisition-related charges	218	—	(218)	—	—
Equity income	(1,444)	—	—	83	(1,361)

Income before income taxes	1,522	1,274	218	(260)	2,754
Income tax expense/(benefit)	133	(266)	(25)	16	408

Net income	$1,389	$1,008	$193	$(244)	$2,346

Preferred stock dividends	113	—	—	—	113

Net income available to common shareholders	$1,276	$1,008	$193	$(244)	$2,233

Diluted earnings per common share	$0.78				$1.37

Average shares outstanding common and participating — diluted	1,635				1,635

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions)
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share reflect the following adjustments:

	Third Quarter		Nine Months
	(unaudited)		(unaudited)
	2009	2008	2009	2008
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$127	$136	$368	$407
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	16	11	39	27
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	—	78	—	840

Total purchase accounting adjustments, pre-tax	143	225	407	1,274
Income tax benefit	22	79	81	266

Total purchase accounting adjustments	$121	$146	$326	$1,008

Special, merger and acquisition-related items:
Accelerated depreciation (a)	$5	$—	$12	$—
Special, merger and acquisition-related activities (d)/(a)	72	101	178	218

Total special, merger and acquisition-related items, pre-tax	77	101	190	218
Income tax benefit	5	16	18	25

Total special, merger and acquisition-related items	$72	$85	$172	$193

Other specified items:
Income from respiratory JV termination (e)	$—	$(19)	$—	$(83)
Gain on sale of previously announced divestiture of certain Animal Health products (c)	—	(160)	—	(160)
Gain on sale of manufacturing plant (c)	—	—	—	(17)

Total other specified items, pre-tax	—	(179)	—	(260)
Income tax expense	—	(11)	—	(16)

Total other specified items	$—	$(168)	$—	$(244)

Total purchase accounting adjustments, special, merger and acquisition-related items and other specified items	$193	$63	$498	$957

(a)	Included in cost of sales

(b)	Included in cost of sales, selling, general and administrative and research and development

(c)	Included in other expense/(income), net

(d)	Included in special, merger and acquisition-related charges

(e)	Included in equity income

SCHERING-PLOUGH CORPORATION
Report for the period ended September 30 (unaudited):
GAAP Net Sales by Key Product

	Third Quarter			Nine Months
(Dollars in millions)	2009	2008	%	2009	2008	%
PRESCRIPTION PHARMACEUTICALS	$3,548	$3,539	—%	$10,515	$10,798	(3%)
REMICADE	608	564	8%	1,691	1,627	4%
NASONEX	266	258	3%	893	876	2%
TEMODAR	278	273	2%	781	760	3%
PEGINTRON	198	235	(16%)	629	689	(9%)
CLARINEX / AERIUS	164	176	(7%)	564	630	(10%)
FOLLISTIM/PUREGON	122	142	(14%)	397	450	(12%)
NUVARING	131	118	11%	375	330	14%
CLARITIN Rx	95	87	9%	323	326	(1%)
AVELOX	70	65	7%	250	274	(9%)
INTEGRILIN	74	84	(12%)	223	236	(5%)
REBETOL	64	63	1%	197	193	2%
CAELYX	67	80	(16%)	195	232	(16%)
INTRON	56	61	(8%)	177	177	—%
REMERON	74	61	21%	174	190	(8%)
PROVENTIL / ALBUTEROL	59	38	53%	169	127	33%
ASMANEX	53	40	31%	156	131	19%
SUBUTEX / SUBOXONE	53	63	(16%)	155	178	(13%)
CERAZETTE	49	49	1%	134	142	(5%)
ELOCON	45	45	1%	132	137	(3%)
NOXAFIL	47	40	20%	129	111	16%
IMPLANON	45	37	20%	125	119	5%
LIVIAL	38	48	(21%)	110	143	(23%)
MARVELON	34	37	(7%)	102	114	(11%)
MERCILON	33	38	(12%)	101	128	(21%)
ZEMURON	30	72	(59%)	95	202	(53%)
FORADIL	24	25	(5%)	72	76	(4%)
Other Pharmaceuticals	771	740	4%	2,166	2,200	(2%)

ANIMAL HEALTH	669	759	(12%)	1,976	2,299	(14%)

CONSUMER HEALTH CARE	282	278	2%	1,048	1,057	(1%)
OTC	173	160	8%	590	550	7%
OTC CLARITIN	85	92	(7%)	342	350	(2%)
MiraLAX	41	31	33%	114	85	35%
Other OTC	47	37	26%	134	115	16%
Foot Care	92	96	(5%)	266	286	(7%)
Sun Care	17	22	(19%)	192	221	(13%)

CONSOLIDATED GAAP NET SALES	$4,499	$4,576	(2%)	$13,539	$14,154	(4%)

NOTES:
•	GAAP net sales for the three months ended September 30, 2009 totaled $4.5 billion, down 2 percent as compared to 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 6 percent.

•	GAAP net sales for the nine months ended September 30, 2009 totaled $13.5 billion, down 4 percent as compared to 2008, reflecting operational growth of 4 percent and an unfavorable impact from foreign exchange of 8 percent.
Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
     Reconciliation of Non-U.S. GAAP Financial Measures
     Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended September 30,
	(unaudited)
(Dollars in millions)	2009	2008	%

Net sales, as reported	$4,499	$4,576	(2%)

50 percent of cholesterol joint venture net sales a/	506	545	(7%)

Adjusted net sales	$5,005	$5,121	(2%)

	Nine months ended September 30,
	(unaudited)
(Dollars in millions)	2009	2008	%

Net sales, as reported	$13,539	$14,154	(4%)

50 percent of cholesterol joint venture net sales a/	1,481	1,719	(14%)

Adjusted net sales	$15,020	$15,873	(5%)

a/	Total Net sales of the cholesterol joint venture for the three months ended September 30, 2009 and 2008 were $1.0 billion and $1.1 billion, respectively. Total Net sales of the cholesterol joint venture for the nine months ended September 30, 2009 and 2008 were $3.0 billion and $3.4 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.